Free Writing Prospectus dated December 5, 2007 Filed Pursuant to Rule 433 Registration Statement No. 333-143494

Genworth

Financial

LifeHarborSM

An AssetMark Series Guaranteed Income Annuity Issued by Genworth Life and Annuity Insurance Company

44132 12/10/07 FOR BROKER/DEALER USE ONLY. NOT TO BE REPRODUCED OR SHOWN TO THE GENERAL PUBLIC

©2007Genworth Financial, Inc. All rights reserved.

Genworth Life and Annuity Insurance Company (GLAIC) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLAIC has filed with the SEC for more complete information about GLAIC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, GLAIC or Capital Brokerage Corporation will arrange to send you the prospectus if you request it by calling toll-free 1.800.352.9910.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 1

Agenda

The Need

LifeHarbor Overview

Applying the Strategy

This presentation was developed solely for training purposes and is not an offer to sell or to be used for offers to purchase.

All features, benefits, terms and conditions presented are subject to change.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 2

The Need

This presentation has been developed solely for training purpose s and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 3

Need

The Need

Overview

Strategy

Your Client’s Top Retirement Concerns

Cuts to Social Security

Having Enough Guaranteed Income

Keeping up with the Cost of Living

Living Longer

This presentation has been developed solely for training purpose s and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 4

Need

Top Retirement Concerns Overview

Strategy

POTENTIAL RISKS

NET % CHANGE 2004-2006

Cuts to Social Security benefits 29

Insufficient guaranteed income 25

Interest rate changes 13

Outliving savings 11

Source: McKinsey & Company 2006 Consumer Retirement Survey

This presentation has been developed solely for training purpose s and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 5

Need Overview Strategy

Guarantee Income with LifeHarbor

Help address your client’s top retirement concerns…

Cuts to Social Security benefits 29

Insufficient guaranteed income 25

Interest rate changes 13 Outliving savings 11

For the first time ever Guaranteed Income For Life, with an AssetMark managed money account

This presentation has been developed solely for training purpose s and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 6

LifeHarbor Overview

This presentation has been developed solely for training purpose s and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 7

Need Overview Strategy

Benefits of LifeHarbor Strategy

When added to AssetMark Profiles 3 and 4, clients are given the opportunity to receive:

• A minimum level of income

Income to last a lifetime

Income flexibility

Income guarantees that…

may increase based on investment returns

will never decrease based on investment returns

This presentation has been developed solely for training purpose s and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 8

Need
Overview
Strategy

LifeHarbor Detail

FEATURES

Income Start Age	65
Withdrawal Factor	5%
Performance Increases	Every Birthday
Investment Profile	Profile 3 or Profile 4
Price	Profile 3 – 0.65% Profile 4 – 0.85%
Joint Life Option	0.15%

This presentation has been developed solely for training purposes and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income *For Broker/Dealer Use only* 9 Genworth Financial

Need
Overview
Strategy

LifeHarbor Overview

CUSTOMER EXPERIENCE

Accumulation

Profiles 3 and 4 with LifeHarbor

LifeHarbor provides…

The initial guaranteed income amount is equal to 5% of their portfolio account at the time of enrollment.

Profiles 3 and 4 with LifeHarbor

As the portfolio grows…

On their birthday, any gains or additions are "locked in" to determine the new guaranteed income amount - 5% of new portfolio value.

Distribution

Profiles 3 and 4 with LifeHarbor

Withdrawals first come from the portfolio…

Upon reaching age 65, clients can start and stop withdrawals of up to 5% each year, as needed.

Any gains continue to be "locked in" on the birthday to increase the guaranteed income amount.

Profiles 3 and 4 with LifeHarbor

If the portfolio runs out, guaranteed income will still continue for life.

This presentation has been developed solely for training purposes and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 10 Genworth Financial

Need Overview Strategy

Example: How LifeHarbor Works

Scenario:

64 year old client who buys the Certificate just before his 65th Birthday takes the full amount of his withdrawal guarantee immediately after his Birthday each year and lives to age 95.

the performance of the assets in the Account is minus 9% for the first two years and positive 8% each year thereafter.

Performance is gross of investment advisory fees and any fees assessed by the mutual funds and exchange traded funds.

Other Important Information

Single Owner and Participant

Initial Account Value $500,000

Initial Withdrawal Guarantee of $25,000 (5% x $500,000)

Asset Allocation Model 3, Asset Charge of 0.65%

Asset management fees of 1.00%

Advisory fees of 1.50%

This presentation has been developed solely for training purpose s and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 11

Need Overview Strategy

Example: How LifeHarbor Works

Result:

Client withdraws $25,000 from their account each year

Several months after their 86th birthday, they move to the payout phase when the account value falls below their withdrawal guarantee of $25,000

We make annual $25,000 payments to the client from then until they die at age 95.

This presentation has been developed solely for training purpose s and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 12

Need Overview Strategy

Changes to the Guarantee

INCREASES TO THE GUARANTEED INCOME

Automatic Step-Up

Occurs on your client’s birthday when investment performance causes the account value to be greater than the account value on the previous birthday

Additions Can Be Added to the Account

Up to $2 Million for Non Qualified Accounts

No Maximum for Qualified Accounts

DECREASES TO THE GUARANTEE

If the Client Takes a Withdrawal Before They Turn 65

If the Client Takes Out More Than the Withdrawal Guarantee Before Their Next Birthday

Advisory Fee amount is greater than 1.55% are treated as withdrawals and could trigger a reduction

This presentation has been developed solely for training purpose s and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 13

Applying the Strategy

This presentation has been developed solely for training purpose s and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 14

Need Overview Strategy

Meet Ms. Russell

70 year-old widowed

grandmother, living in a Florida

$ 1,000,000 already in a qualified Profile 3 account

Has traveled abroad 6 times in the past year

Will need to begin taking withdrawals when she turns 70  1/2

Worries about her money not keeping up with her lifestyle

Worries about withdrawals depleting the account if she lives beyond her life expectancy

This presentation has been developed solely for training purpose s and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 15

Need
Overview
Strategy

LifeHarbor
guaranteed income for life...

Ms. Russell:
70 year-old single grandmother, living in a Florida



- $1,000,000 already in a qualified Profile 3 account
- Has traveled abroad 6 times in the past year
- Worries about her money not keeping up with her lifestyle
- Worries about withdrawals depleting the account if she lives beyond her life expectancy

Growing Assets

Maximizing Lifetime Income

Income with Flexibility

This presentation has been developed solely for training purposes and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income *For Broker/Dealer Use only* 16 Genworth Financial

Need
Overview
Strategy

LifeHarbor

Ms. Russell



This is a hypothetical example to help illustrate income payments using LifeHarbor..

If Ms. Russell adds LifeHarbor to her current $1,000,000 profile 3 investment and begins taking withdrawals immediately, she could receive…


Income @ 8% Net Return
Income @ 0% Return*
$50,000
1st Year
$57,398
6th Year
$65,718
11th Year
$75,244
16th Year
$86,150
21st Year
$1,000,000
Profile Value
$50,000 Guaranteed Annual Income Amount

This graph is not drawn to scale

* Fees are deducted but the guaranteed amount remains the same.

This presentation has been developed solely for training purposes and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income
For Broker/Dealer Use only
17
Genworth Financial

Meet Mr. Scott

62 years old, still working in Florida

Was just promoted to CEO

Planning to re-marry this spring

Hobby is water skiing

This presentation has been developed solely for training purpose s and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 18

Customize a Solution

to guarantee income for life…

Mr. Scott:

62 years old, still working in Florida

Was just promoted to CEO

Planning to re-marry this spring

Hobby is water skiing

Income with Flexibility

Maximizing Lifetime Income

Growing Assets

This presentation has been developed solely for training purpose s and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 19

LifeHarbor

Mr. Scott

This is a hypothetical example to help illustrate income payments using LifeHarbor.

If Mr. Scott invests $500,000 in Profile 4 and waits until age 65 to begin taking income, he could receive…

Income @ 8% Net Return

Income @ 0% Return*

$500,000

Profile Value

$31,493 1st Year

$38,002 6th Year

$43,510 11th Year

$49,817 16th Year

$57,038 21st Year

This graph is not drawn to scale

$25,000 Guaranteed Annual Income Amount

* Fees are deducted but the guaranteed amount remains the same.

This presentation has been developed solely for training purpose s and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 20

LifeHarbor

Mr. Davis

Experienced Advisor with Successful Wealth Management Practice

Changing Client Base

Simplified Product Strategy to Address Consumer Retirement Concerns

Helps Clients to Accumulate Assets

Helps Provide Guaranteed Income for Life

Attractive Results for Advisor Concerns

Additional Assets Into Fee-Based Advisory Products

Maintains Assets in Book of Business

LifeHarbor Guaranteed Income For Broker/Dealer Use only 21

Agenda

The Need

Guaranteed Income your client can’t outlive

LifeHarbor Overview

Longevity insurance added to Profiles 3 and 4

Applying the Strategy

Guarantee your clients retirement income for life

This presentation was developed solely for discussion purposes and is not an offer to sell any product.

All features, benefits, terms and conditions presented are subject to change.

This presentation has been developed solely for training purpose s and is not an offer to sell or to be used for offers to purchase.

LifeHarbor Guaranteed Income For Broker/Dealer Use only 22

Important Information

LifeHarborSM is a group guaranteed income annuity issued by:

Genworth Life and Annuity Insurance Company

6610 West Broad Street

Richmond, VA 23230

Principal Underwriter:

Capital Brokerage Corporation

(dba Genworth Financial Brokerage Corporation in Indiana)

6620 West Broad Street, Building 2

Richmond, VA 23230

Member FINRA/SIPC

LifeHarbor is Genworth Life and Annuity Insurance Company’s Group Guaranteed Income Annuity Certificate, policy form MP7170 5/07, P5355 5/07, and P5361 5/07.

Genworth Life & Annuity, Genworth Life Insurance Company, and Capital Brokerage Corporation are members of Genworth Financial.

All guarantees are based on the claims-paying ability of the issuing insurance company and depend on all contractual obligations being satisfied.

This presentation was developed solely for discussion purposes and is not an offer to sell any product.

All features, benefits, terms and conditions presented are subject to change.

Products and/or riders may not be available in all states and markets. Features and benefits may vary by product, state or market.

Withdrawals/surrenders reduce the contract value and any death benefits.

Annuities are long term investment vehicles designed for retirement purposes.

There is no additional tax deferral benefit for annuities purchased in an IRA, or any other tax-qualified plan, since these plans are already afforded tax-deferred status. The other benefits and costs should be carefully considered before purchasing an annuity in a tax-qualified plan.

The Genworth Financial companies and their representatives and distributors do not provide tax or legal advice.

Consult with a independent tax and legal advisor for advice based on your client’s particular situation.

Genworth, Genworth Financial and the Genworth logo are registered service marks of Genworth Financial Inc.

This presentation has been developed solely for training purpose s and is not an offer to sell or to be used for offers to purchase.

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